Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-106694, 333-111672, 333-111673, 333-127395, 333-134923, 333-134934, and 333-174316) on Form S-8 of Cardinal Financial Corporation of our report dated June 27, 2014 with respect to the statements of assets available for benefits (modified cash basis) of the Cardinal Financial Corporation 401(k) Retirement Plan as of December 31, 2013 and 2012, the related statement of changes in assets available for benefits (modified cash basis) for the year ended December 31, 2013, and the supplemental schedules (modified cash basis) as of and for the year ended December 31, 2013 of Schedule H, line 4a — Schedule of Assets (Held at End of Year) (Schedule I) and Schedule H, line 4j — Schedule of Reportable Transactions (Schedule II) which report appears in the December 31, 2013 annual report on Form 11-K of the Cardinal Financial Corporation 401(k) Retirement Plan.

McLean, Virginia
June 27, 2014